Exhibit 99.03
Southern Company
Significant Factors Impacting EPS

	Three Months Ended June			Year-to-Date June
	2014	2013	Change	2014	2013	Change
Consolidated Earnings Per Share–
As Reported (See Notes)	$0.68	$0.34	$0.34	$1.08	$0.43	$0.65

Significant Factors:
Traditional Operating Companies			0.36			0.65
Southern Power			—			0.01
Parent Company and Other			—			0.01
Increase in Shares			(0.02)			(0.02)
Total–As Reported			$0.34			$0.65

	Three Months Ended June			Year-to-Date June
	2014	2013	Change	2014	2013	Change
Consolidated Earnings Per Share–
Excluding Items (See Notes)	$0.68	$0.66	$0.02	$1.34	$1.15	$0.19

Total–As Reported			0.34			0.65
Estimated Loss on Kemper IGCC			(0.32)			(0.44)
Leveraged Lease Restructure			—			(0.02)
Total–Excluding Items			$0.02			$0.19

Notes
- For the three and six months ended June 30, 2014 and 2013, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the six months ended June 30, 2014 and the three and six months ended June 30, 2013 and any similar charges may occur with uncertain frequency.

- The charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 impacted the presentation of earnings and earnings per share for the six months ended June 30, 2013 and similar charges are not expected to occur with any regularity in the future.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.